SUBSIDIARY PURCHASE AGREEMENT

This AGREEMENT is made on May 10, 2006 by and among AGRONIX, INC., a Florida corporation (“AGNI”), and BRIAN HAUFF (the “Shareholder”).

RECITALS

On the date hereof, AGNI has entered into an agreement with WARNER NUTRACEUTICAL INTERNATIONAL, INC., a Delaware corporation (“WNI”) providing for the merger of Agronix Acquisition Corp., a wholly owned subsidiary of AGNI with and into WNI (the “Merger”). As a result of the Merger, the shareholders of WNI will acquire a majority of the shares of capital stock of AGNI.

The Shareholder, who is currently a holder of common stock of AGNI, wishes to acquire from AGNI the right to purchase the subsidiary owned by AGNI (“Subsidiary,” as further defined below) on the date hereof upon the terms and conditions set forth herein within the “Option Period” (as defined below). AGNI is willing to grant such right to the Shareholder, and, in addition, AGNI wishes to have the right to require the Shareholder to purchase the Subsidiary within the Option Period.

NOW, THEREFORE, it is hereby agreed, by and among the parties hereto, as follows:

1.  Subsidiary. The “Subsidiary” subject to this Agreement shall include the following entity, which is organized under the laws of the State of Florida. AGNI warrants that it owns all of the issued and outstanding capital stock of the Subsidiary.

American Waste Recovery, Inc. (“AWR”),

2.  Shareholder’s Option. AGNI hereby grants to the Shareholder an irrevocable option (the “Shareholder’s Option”) to purchase all of the shares owned by AGNI in the Subsidiary (“Subsidiary Shares”) at any time during the period commencing ninety (90) days after the closing of the Merger and ending one hundred and eighty (180) days from the date of such closing (“Option Period”). The Shareholder may exercise the Shareholder’s Option at any time during the Option Period by giving notice of exercise, in writing, to AGNI. The notice of exercise of the Shareholder’s Option must be duly executed by the Shareholder in order to be effective. Upon receipt of such notice, AGNI shall be bound to sell, and the Shareholder shall be bound to purchase, all of the Subsidiary Shares for the purchase price of $107,000  less any fees paid to reconcile liabilities within 90 days of closing of the Merger  (the “Purchase Price”) and upon the additional terms and conditions set forth in this Agreement.

3.  AGNI’s Option. The Shareholder hereby grants to AGNI an irrevocable option to require the Shareholder to purchase the Subsidiary Shares (the “AGNI Option”) at any time during the Option Period. AGNI may exercise the AGNI Option at any time during the Option Period by giving notice of exercise, in writing, to the Shareholder. Upon receipt of such notice, the Shareholder shall be bound to purchase, and AGNI shall be bound to sell, all of the Subsidiary Shares for the Purchase Price and upon the additional terms and conditions set forth in this Agreement.

4.  Closing. The closing of the sale pursuant to exercise of the Shareholder’s Option or the AGNI Option (the “Closing”) shall take place as soon as reasonably possible. Unless the Closing occurs at an earlier date or other place by agreement of the parties, the Closing will take place at the executive offices of WNI on the fourteenth day following the exercise of the Option. At the Closing:

(a)	AGNI shall deliver
(a)	stock certificates representing its entire ownership interest in the Subsidiary, in each case duly endorsed for transfer or accompanied by a duly executed stock power,
(b)	the books and records of the Subsidiary; and
(c)	the resignations of the officers and directors of the Subsidiary.

(b)	The Shareholder shall deliver
(i)	the Purchase Price in cash;
(ii)
an instrument satisfactory in form and substance to AGNI and its counsel providing for the assumption by the Shareholder, jointly and severally, of all liabilities of AGNI that existed on the date of closing of the Merger or that arose thereafter in connection with or arising out of the operation and ownership of the Subsidiary; and

(iii)
written releases of AGNI from liability executed by each and every creditor of AGNI as of the closing of the Merger and any creditor of AGNI whose rights arose after the closing of the Merger by reason of AGNI’s operation or ownership of the Subsidiary.

5.  AGNI’s’ Representations. AGNI represents and warrants to the Shareholder that, as of the date hereof, and at all times until the Option Period expires or the Closing takes place:

(a)	AGNI is and shall remain the sole legal and beneficial owner of the Subsidiary Shares; and AGNI has not and shall not have sold, assigned, pledged or otherwise transferred any interest in such Shares.

(b)
The Subsidiary Shares are validly issued, fully paid, and non-assessable, and are not and shall not be subject to pre-emptive rights, and have been issued in compliance with all state and federal securities laws and other applicable law.

(c)
The execution, delivery, and performance of this Agreement by AGNI has been duly authorized by all necessary corporate action, and this Agreement, upon its execution by the parties, will constitute the valid and binding obligation of AGNI enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by AGNI will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, AGNI's or any of the Subsidiary’s Certificates of Incorporation, or any of their Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which AGNI or any Subsidiary is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to AGNI or any Subsidiary.

(d)
No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with AGNI or any Subsidiary, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

(e)
Upon due endorsement and delivery of the stock certificates for the Subsidiary Shares at the Closing, title to the Subsidiary Shares, including all of AGNI’s right, title and interest therein, shall vest in the Shareholder, free and clear of all liens, claims, charges or encumbrances of any kind.

6. AGNI’s Additional Covenants. AGNI agrees that it shall abide by the following covenants at all times from the date hereof up to and including the earlier of the expiration of the Option Period or the Closing. It will not:

(a)
take any action or omit to take any action that would prevent or impair in any way its ability to perform this Agreement or which would cause any of the representations and warranties set forth in Section 5 hereof to be incomplete or inaccurate.

(b)	amend the Certificate of Incorporation or Bylaws of the Subsidiary;

(c)	cause the Subsidiary to merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)	sell, transfer, or otherwise dispose of any material assets required for the operations of the Subsidiary’s business except in the ordinary course of business consistent with past practices;

(e)
cause the Subsidiary to create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on the Subsidiary’s material assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or created for the benefit of the Shareholder; or

(f)	cause the Subsidiary to issue any additional shares of capital stock or take any action affecting the capitalization of the Subsidiary.

7. Management. From and after the date of closing of the Merger:

(a) AGNI will elect to serve as the directors of the Subsidiary individuals who are also directors of AGNI, and they will elect to serve as officers of the Subsidiary individuals who are also officers of AGNI. The directors will also appoint Brian Hauff to serve as Project Manager for the Subsidiary.

(b) If requested, AGNI will make available for inspection by the Shareholder, during normal business hours and in a manner so as not to interfere with normal business operations, all of the Subsidiary’ records (including tax records), books of account, premises, contracts and all other documents in AGNI’s possession or control that are reasonably requested by the Shareholder.

8. Shareholder’ Covenants. From and after the date hereof, the Shareholder will:

(a) not take any action or omit to take any action that would prevent or impair in any way their ability to perform this Agreement; and

(b) treat and hold as confidential any information they receive from AGNI or the Subsidiary.

9. Conditions. The obligations of the parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both AGNI and the Shareholder:

(a)	The Merger shall have taken place.

(b)
No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the Closing.

10. Miscellaneous.

(a)	This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c)	All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(i)	If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(ii)	If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) above, when transmitted and receipt is confirmed by the fax machine; or

(iii) If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to AGNI to:

Dr. Huakang Zhou
c/o American Union Securities, Inc.
100 Wall Street - 15th Floor
New York, NY 10005

Telephone: (212) 232-0120
Facsimile: (212) 785-5867

If to the Shareholder, to:

Brian Hauff
Agronix, Inc.
#1008 - 510 West Hastings Street
Vancouver, BC Canada V6B 1L8

Telephone: (604) 714-1606
Facsimile:

Each Party may change its address by written notice in accordance with this Section.

(d)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

(e)	Nothing herein is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AGRONIX, INC.

By: /s/ Brian Hauff_____________________________
        BRIAN HAUFF, President

/s/ Brian Hauff________________________________
        BRIAN HAUFF